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                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

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       [ ]    Preliminary Proxy Statement

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              Rule 14a-6(e)(2))

       [ ]    Definitive Proxy Statement

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       [ ]    Soliciting Material Pursuant to Section 240.14a-12

                             THE MEXICO FUND, INC.
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               (Name of Registrant as Specified In its Charter)

                            LAXEY PARTNERS LIMITED
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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              and 0-11.

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         (2)     Aggregate number of securities to which transaction applies:

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                  computed pursuant to Exchange Act Rule 0-11 (set forth the
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The following letter is being mailed to stockholders of The Mexico Fund, Inc.
by representatives of Laxey Partners Limited (and the text of the letter is being disseminated as a press release), commencing on February 26, 2002:

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                            LAXEY PARTNERS LIMITED
                        STANLEY HOUSE, 7-9 MARKET HILL
                         DOUGLAS, ISLE OF MAN, IM1 2BF
                      TEL: 01624 690900 FAX: 01624 623819



AN IMPORTANT MESSAGE TO THE MEXICO FUND STOCKHOLDERS:

February 26, 2002


Dear Fellow Stockholders:

This morning, The Mexico Fund, Inc. (the "Fund") announced that its Board of Directors has approved a limited repurchase program, in a last minute attempt to respond to complaints that we and other stockholders of the Fund have made concerning the Fund's original proposal. The Board's current repurchase proposal merely reinforces our belief that the Directors are not serious about addressing the legitimate wishes of a majority of the Fund's stockholders. The Board's actions demonstrate just how critical it is to elect Directors dedicated to serving the stockholders' interests. PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE PAID ENVELOPE TODAY!

               CLARIFICATION AT LAST - BUT TOO LITTLE, TOO LATE

The Fund's original repurchase plan provided that not less than 5% and not more than 25% of the Fund's shares would be repurchased in any 12 month period at not less than 98% of net asset value ("NAV"). The amount and timing of the repurchases were in the sole discretion of the Board.

On February 19, 2002, we confirmed in writing that we sought 25% repurchases in each of the next two quarters, with 10% repurchases in each successive quarter unless the Fund's NAV discount falls below 8%. All repurchases would be at not less than 98% of NAV.

Finally, after intense pressure from us and other stockholders, the Fund's response today was to disregard the desire of a majority of the Fund's stockholders for immediate liquidity and merely to clarify that in the first year of its repurchase plan it only will make 10% repurchases in two tranches, the first after shareholder and SEC approval of the repurchase plan and then again in 6 months. In this morning's press release, the Fund provided no information as to when, or if, the repurchase plan will be declared effective by the SEC.

GIVEN THE BOARD'S TEPID RESPONSE, STOCKHOLDER REPRESENTATION ON THE BOARD IS MORE CRITICAL THAN EVER!

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This last minute clarification is too little, too late. It demonstrates how little the Board is willing to offer the stockholders of the Fund. The Board is telling you that, even under intense pressure by the stockholders, it will not even provide you with the maximum liquidity possible under the Fund's own repurchase plan.

Moreover, the Fund has not committed to provide liquidity for stockholders - through a cash tender or otherwise - at not less than 98% of NAV if the Fund's revised repurchase plan is not implemented within a reasonable timetable.

                   OUR NOMINEES ARE COMMITTED TO DELIVERING
                   THE FUND'S TRUE VALUE TO ALL STOCKHOLDERS

We have nominated for election as Directors Javier Lozano Alarcon and Xavier Cervantes y Omana. Our nominees have extensive business experience in Mexico. They will provide stockholders with a strong, new voice in the boardroom, and are committed to delivering the Fund's true value to stockholders while maintaining its status as a closed-end fund. Our nominees are committed to a plan that would provide larger and more frequent repurchase opportunities for all stockholders at a minimum of 98% of NAV.

                      WE SEEK ACCOUNTABILITY, NOT CONTROL

We are seeking the election of two members to the Fund's seven-member Board. Our goal is to ensure good corporate governance and accountability from management and the advisors, not to gain control over the Fund. Our nominees will not be beholden to management and the advisors. They will be able to focus on the stockholders' best interests and to ensure that the Board understands its fiduciary duties to the stockholders.

WE WOULD LIKE TO REMIND STOCKHOLDERS THAT, ACCORDING TO THE FUND'S PROXY STATEMENT, ROBERT KNAUSS WAS A DIRECTOR OF ENRON (ENERGY) AND JUAN GALLARDO T. WAS CHAIRMAN OF GRUPO AZUCARERO MEXICO.(1) JAIME SERRA PUCHE WAS THE NEWLY-APPOINTED SECRETARY OF FINANCE OF MEXICO IN DECEMBER 1994 WHEN MEXICO'S PESO CRISIS OCCURRED. (2)

We are especially concerned that, if our directors are elected and if our proposal to terminate the Fund's current investment advisory agreement is approved by the stockholders, the Board will immediately seek to reappoint the losing directors and the terminated investment advisor without stockholder approval. Our nominees will take seriously these and other potential corporate governance issues.



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IF YOU BELIEVE THAT THE FUND SHOULD PURSUE A COURSE DESIGNED TO RESTORE YOUR
ABILITY TO RECEIVE THE TRUE VALUE FOR YOUR SHARES, PLEASE SIGN DATE AND RETURN THE ENCLOSED GOLD PROXY TODAY IN THE POSTAGE PAID ENVELOPE PROVIDED WITH A
VOTE:

         FOR our nominees (Proposals 1 & 2)
         FOR the proposal to terminate the Advisory Agreement (Proposal 3) AGAINST the proposal to amend the Advisory Agreement (Proposal 4) FOR the proposal to adopt a share repurchase policy (Proposal 5) FOR the stockholder proposal to open end the Fund (Proposal 6)


On behalf of Laxey Partners,

/s/ Andrew Pegge

Andrew Pegge
Director



(1) Grupo Azucarero Mexico was Mexico's second largest sugar group, and Mr. Gallardo was reportedly its controlling stockholder. The company defaulted on its debts in 2000 and had significant assets expropriated by the Mexican government in 2001. The Sugar Worker May 2000 & September 2001.

(2) As a result of the crisis, which was attributed to the Secretary having "badly botched what should have been a routine currency adjustment", a huge amount of Mexico's foreign investment left Mexico. The News (Mexico City) May 4, 2000; see also Time (Domestic) January 9, 1995.


                                   IMPORTANT
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Please sign, date and return the enclosed GOLD proxy card today in the postage-paid envelope provided. Do not sign any white proxy card that you may receive from the Fund, even as a protest vote against the Fund's Board and Advisor -- it might cancel your GOLD proxy. If your shares are held on your behalf by a broker or bank, please sign, date and return the GOLD proxy in the envelope provided and contact the person responsible for your account and ask them to ensure that your shares are voted on the GOLD card.

IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES:

                          INNISFREE M&A INCORPORATED
                              501 Madison Avenue
                              New York, NY 10022

                        CALL TOLL-FREE: (888) 750-5834
                Banks and Brokers call collect: (212) 750-5833